Exhibit 99.1

CytomX Announces Selection by Bristol-Myers Squibb of First Clinical Candidate Probody From Collaboration

CTLA-4 Probody Moves to IND-Enabling Studies

SOUTH SAN FRANCISCO, Calif. – December 13, 2016 -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today announced that Bristol-Myers Squibb Company has selected a clinical candidate for its
CTLA-4 Probody program under the strategic oncology collaboration established in May 2014.  Achieving this milestone results in a $2 million payment to CytomX.

“Selecting a candidate for the CTLA-4 Probody program is a pivotal development in our partnership with CytomX Therapeutics and builds on our I.O. leadership,” said Carl Decicco, Ph. D., Head of Discovery at Bristol-Myers Squibb. “We are studying the CTLA-4 Probody for its potential to deliver a next-generation anti-CTLA-4 therapy as we continue to explore transformational immuno-oncology medicines.”

CTLA-4, a clinically validated inhibitory immune checkpoint protein, is the most advanced target from the companies’ collaboration, which now also includes three additional, unnamed targets in discovery.

“Advancing our CTLA-4 Probody program to clinical candidate stage with Bristol-Myers Squibb underscores the potential of the Probody platform to transform the field of immuno-oncology by delivering safer, more effective therapies,” said Sean McCarthy, D.Phil., President and Chief Executive Officer of CytomX. “This partnership milestone, taken together with CytomX’s recently filed Investigational New Drug application for CX-072, a wholly owned PD-L1-directed Probody therapeutic, highlights the potential of our innovative platform to deliver a new generation of anti-cancer treatments.”

About the Collaboration Agreement

Under the terms of the May 2014 agreement, CytomX granted Bristol-Myers Squibb exclusive worldwide rights to discover, develop and commercialize Probody therapeutics for up to four oncology targets. Bristol-Myers Squibb made an upfront payment of $50 million to CytomX in 2014, and is providing research funding over the course of the research term. Upon the selection of the third and fourth targets, Bristol-Myers Squibb paid CytomX selection payments.  CytomX is also eligible to receive additional preclinical payments and up to $298 million in development, regulatory and sales milestone payments for each collaboration target, as well as tiered royalties rising from mid-single digit to low double digits on net sales of each product commercialized by Bristol-Myers Squibb.

About CytomX Therapeutics

CytomX is an oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The Company uses the platform to create proprietary cancer immunotherapies against clinically-validated targets, as well as to develop first-in-class investigational cancer therapeutics against novel targets. CytomX believes that its Probody platform has the potential to improve the combined efficacy and safety profile of monoclonal antibody modalities, including cancer immunotherapies, antibody drug conjugates and T-cell-recruiting bispecific antibodies. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues.  The Company’s investigational Probody therapeutics address clinically-validated cancer targets in immuno-oncology, such as PD-L1, against which the clinical candidate CX-072 is directed, as well as novel targets, such as CD-166, that are difficult to drug without causing damage to healthy tissues. In addition to its proprietary programs, CytomX is collaborating with strategic partners including AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center and ImmunoGen, Inc. For more information, visit www.cytomx.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to the development and advancement of the Company’s product candidates into, and the successful completion of, clinical trials, including with respect to the timing of a Phase 1 clinical trial for CX-072 and the timing of an IND submission and the Phase 1 clinical trial for CX-2009, the availability of data from such clinical trials, the timing and success of certain of the Company’s collaborations and the Company’s ability to identify potential collaborators. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond the Company’s control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements. The Company’s Probody platform is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development, the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials, the Company’s ability to demonstrate evidence of efficacy and safety of its product candidates during clinical trials, the unpredictability of the regulatory process, regulatory developments in the United States and foreign countries, the Company’s existing and potential future collaborations and other risks identified under the heading "Risk Factors" included in our filings with the SEC. The forward-looking statements contained in this press release are based on information currently available to the Company and speak only as of the date on which they are made. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Communications Contact:

Canale Communications

Ian Stone

ian@canalecomm.com

619-849-5388

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973